Exhibit10.1

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AMENDED AND RESTATED SHARED SERVICES AGREEMENT

This AMENDED AND RESTATED SHARED SERVICES AGREEMENT (this “Agreement”), dated as of June 28, 2016 but effective as of August 1, 2015 (the “Effective Date”), is by and between NantWorks, LLC, a Delaware limited liability company (“NantWorks”), and NantKwest, Inc., a Delaware corporation (the “Company”).  Each of NantWorks and the Company is sometimes referred to as a “Party” and collectively are sometimes referred to as the “Parties.”  In consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any person, any other person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such Person.  The term “control,” as used in the immediately preceding sentence means, with respect to any person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled person.

“Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in to and under any of the foregoing.

ARTICLE II
Agreement To Provide and Accept Services

Section 2.01.Provision of Services.

(a)On the terms and subject to the conditions contained in this Agreement, each of NantWorks or the Company shall provide, or shall cause its Affiliates or third parties designated by it (such designated Affiliates and third parties (other than the Company in the case of NantWorks or its subsidiaries), together with NantWorks or the Company, as the case may be, referred to singly as a “Service Provider” and collectively as the “Service Providers”) to provide, to the other Party (and/or one or more of its Affiliates or subsidiaries, as applicable, referred to singly as a “Receiving Party” and collectively, together with NantWorks or the Company, as the case may be, as the “Receiving Parties”) the services listed on Schedule A attached hereto (each, a “Service” and, collectively, the “Services”).

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(b)Each of NantWorks and the Company shall make in its sole discretion any decisions as to which of the Service Providers (including the decisions to use reasonably qualified third parties who are not their respective Affiliates) shall provide the Services.  Each of NantWorks and the Company shall be responsible for the acts and omissions of each of their Service Providers.  Each Service shall be provided and accepted in accordance with the terms, limitations and conditions set forth in this Agreement.

Section 2.02.Access; Books and Records.  Each of NantWorks and the Company shall, and shall direct its Affiliates or subsidiaries to, (a) make available on a timely basis to the Service Providers all information and materials reasonably requested by such Service Providers to enable such Service Providers to provide the applicable Services to such Receiving Party; (b) provide to the Service Providers reasonable access to the premises of the Receiving Parties and any of their Affiliates to the extent necessary for such Service Providers to provide the applicable Services to the Receiving Parties; and (c) create and maintain accurate books and records in connection with the provision of the Services performed or caused to be performed by it and, upon reasonable notice from (and at the sole expense of) the other Party, shall make available for inspection by such other Party such books and records, all in order that Receiving Party may substantiate the Service Costs as set forth on Schedule A attached hereto and to otherwise fulfill its documentation requirements (e.g., external audit requests, corporate tax preparation, Sarbanes-Oxley compliance, etc.).  Without limiting the generality of the foregoing, the Parties will in good faith discuss and implement a process/methodology to track and otherwise document the Service Costs as set forth on Schedule A.  Any inspection pursuant to this Section 2.02 shall (i) be conducted during reasonable business hours, (ii) occur no more than one (1) time per calendar year and (iii) be conducted by the Receiving Party in a manner that will not unreasonably interfere with the normal business operations of the Service Provider.

Section 2.03.Reliance.  The Service Providers shall be entitled to rely upon the genuineness, validity or truthfulness of any document, instrument or other writing presented by the Receiving Parties in connection with this Agreement.  No Service Provider shall be liable for any impairment of any Service caused by its not receiving information, either timely or at all, or by its receiving inaccurate or incomplete information from the Receiving Parties that is required or reasonably requested regarding that Service.

Section 2.04.Cooperation.  The Parties and their respective Affiliates or subsidiaries shall cooperate with each other in all reasonable respects in matters relating to the provision and receipt of the Services.

ARTICLE III
TERMS AND CONDITIONS; Payment; Independent Contractors

Section 3.01.Terms and Conditions of Services.

(a)The Service Providers shall be required to perform the Services using substantially the same quality and standard of care as (in a manner consistent with) NantWorks’ or the Company’s provision of such Services, as the case may be, for its own business and its subsidiaries (but in no event less than reasonable care).  Each Service Provider shall act under this Agreement solely as an independent contractor and not as an agent or employee of any other Party or any of such Party’s Affiliates, provided any Service Provider (other than NantWorks or the Company) shall perform the applicable Services on behalf of the applicable Party.

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Section 3.02.Intellectual Property; Licenses.

(a)Except as otherwise expressly provided in this Agreement, each of the Company and NantWorks or its respective Affiliates, as the case may be, shall retain all right, title and interest in and to their respective Intellectual Property and any and all improvements, modifications and derivative works thereof.  Without limiting the foregoing, any data or other materials of a Service Provider furnished to the Receiving Party in connection with the performance of the Services shall remain the sole property of such Service Provider.

(b)Each of NantWorks and the Company, for itself and on behalf of its Affiliates, hereby grants to the relevant Receiving Party an irrevocable, perpetual, non-exclusive, royalty-free, freely transferable, worldwide right and license to all work product and deliverables generated in the course of performing the Services on behalf of the relevant Receiving Party (the “Work Product”).  Notwithstanding the foregoing, Work Product shall not include any creations (including, without limitation, any technology, inventions, discoveries, works of authorship or other prior creations) that were conceived, created or reduced to practice by or for a Service Provider (alone or with others) prior to the Effective Date or results, data or Intellectual Property relating to the Parties’ respective diagnostic or therapeutic product candidates (collectively, “Background Technology”).  It is the intent of the Parties that the Services to be provided pursuant to this Agreement will be primarily in the areas of administrative, operational and logistical support functions.  To the extent any Background Technology is incorporated into or otherwise included in, or is necessary or desirable for the use or exploitation of, any Work Product, each of NantWorks and the Company, for itself and on behalf of its Affiliates, hereby grants to the relevant Receiving Party a limited, irrevocable, perpetual, non-exclusive, royalty-free, freely transferable, worldwide right and license to any Background Technology of the relevant Service Provider that is incorporated into, or otherwise included in, or is necessary or desirable for the use or exploitation of, the Work Product, but solely to the extent necessary to enable the Receiving Party to utilize the Work Product.  Notwithstanding anything herein to the contrary, and for the avoidance of doubt, (a) the Services provided hereunder shall not include non-clinical or clinical research services or any other activities intended to generate results, data or Intellectual Property relating to the Parties’ respective diagnostic or therapeutic product candidates and (b) to the extent such non-clinical, clinical research or other services or activities, if any, are contemplated to be performed by the Parties, then the terms and conditions of such services or activities will be outlined in a separate written agreement between the Parties (it being understood and agreed that neither Party shall be obligated to enter into any such agreement).

(c)Except as otherwise expressly provided in this Agreement, no Party (or its Affiliates) shall have any rights or licenses with respect to any Intellectual Property of the other Party.  All rights and licenses not expressly granted in this Agreement are expressly reserved by the relevant Party.  Each Party shall from time to time execute any documents and take any other actions reasonably requested by the other Party to effectuate the intent of this Section 3.02.

Section 3.03.Compensation.

(a)Cash Compensation.  In consideration of the Services to be rendered hereunder, each of the Company or NantWorks shall compensate the other Party in accordance with Schedule A attached hereto.  On a quarterly basis, each of the Company or NantWorks shall deliver an invoice to the other Party for Services provided to the Receiving Party during the preceding quarter, and each such invoice shall set forth a reasonable calculation of the amounts charged for such Service (the “Service Costs”).  For any given quarter, payment for undisputed amounts of the quarterly invoice shall be due within thirty (30) days of the Receiving Party’s receipt of invoice

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(b)Equity Awards.  Natural persons who are employees or consultants to Service Providers and who provide Services to the Company or Nantworks or their Affiliates pursuant to this Agreement shall be deemed consultants and shall be eligible to receive equity awards under a Receiving Party’s equity incentive plan, subject to approval of the board of directors or compensation committee of such Receiving Party.

Section 3.04.Disclaimer of Warranty.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SERVICES TO BE PURCHASED UNDER THIS AGREEMENT ARE FURNISHED AS IS, WHERE IS, WITH ALL FAULTS AND WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

Section 3.05.Taxes.  Each of NantWorks or the Company acknowledges and agrees that it shall be NantWorks’ or the Company’s obligation to report as income all compensation received by it pursuant to this Agreement and to pay any withholding taxes, self-employment taxes, and social security, unemployment or disability insurance or similar items, including interest and penalties thereon, in connection with any payments made to NantWorks or the Company by the other Party hereunder.

Section 3.06.Use of Services.  Each of NantWorks or the Company shall not, and shall cause its subsidiaries not to, resell any Services to any person whatsoever or permit the use of the Services by any person other than in connection with the conduct of the operations of the Receiving Party’s respective business.

ARTICLE IV
Force Majeure

No Service Provider shall be liable for any expense, loss or damage whatsoever arising out of any interruption of Service or delay or failure to perform under this Agreement that is due to acts of God, acts of a public enemy, acts of terrorism, acts of a nation or any state, territory, province or other political division thereof, fires, floods, epidemics, riots, theft, quarantine restrictions, freight embargoes or other similar causes beyond the reasonable control of such Service Provider.  In any such event, any Service Provider’s obligations under this Agreement shall be postponed for such time as its performance is suspended or delayed on account thereof.  Each Service Provider will promptly notify the Receiving Party upon learning of the occurrence of such event of force majeure.  Upon the cessation of the force majeure event, such Service Provider will use commercially reasonable efforts to resume, or to cause any other relevant Service Provider to resume, its performance with the least practicable delay.

ARTICLE V
Liabilities

Section 5.01.Punitive and Other Damages.  None of the Company, NantWorks or any other of their respective Service Providers shall be liable to the Receiving Party or any of its Affiliates or their employees, agents, members, managers, officers and directors (collectively, “Representatives”), whether in contract, tort (including negligence and strict liability) or otherwise for any punitive damages whatsoever which in any way arise out of, relate to or are a consequence of, the performance or nonperformance by any Service Provider (including Affiliates and third-party Service Providers providing services) hereunder or the provision of, or failure to provide, any Service hereunder.  Notwithstanding anything herein to the contrary, none of the Company, NantWorks or any other of their respective Service Providers shall be liable to the Receiving Party or any of its Affiliates or any of its or its Affiliate’s Representatives for an amount in excess of the total Service Costs paid by the Receiving Party hereunder.

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Section 5.02.Obligation To Reperform.  In the event of any breach of this Agreement by any Service Provider with respect to any error, defect or breach (which breach Service Provider can reasonably be expected to reperform in a commercially reasonable manner) in the provision of any Service, the Service Provider shall promptly correct in all material respects such error, defect or breach or reperform in all material respects such Service at the request of the Receiving Party and at the expense of the Service Provider.  To be effective, any such request for performance by the Company or NantWorks must be in writing that specifies in reasonable detail the particular error, defect or breach and be made no more than one month from the date such Service was provided.

Section 5.03.Release and Indemnity.  Except as specifically set forth in this Agreement, the Receiving Party hereby releases each Service Provider and each of its Representatives (collectively, the “Indemnitees”), and the Receiving Party hereby agrees to indemnify, defend and hold harmless the Indemnitees, from and against any and all claims, demands, complaints, liabilities, losses, damages, costs and expenses (“Damages”) arising from, relating to or in connection with the use of any Service by the Receiving Party or any of its Affiliates or any other person using such Service, except to the extent that such liability arises out of, relates to or is a consequence of any of Indemnitee’s bad faith, gross negligence, willful misconduct or breach of this Agreement.

Section 5.04.NantWorks Indemnity.  NantWorks hereby agrees to indemnify, defend and hold harmless the Company and its Affiliates and subsidiaries, from and against any and all Damages arising from, relating to or in connection with the use of any Service by the Company or any of the Receiving Parties or any other person using such Service or in connection with the sale, delivery, provision or use of any Service provided under or covered by this Agreement to the extent that such Damages arise out of, relate to or is a consequence of NantWorks’ or any other of the Service Providers’ bad faith, gross negligence or willful misconduct.

Section 5.05Company Indemnity.  The Company hereby agrees to indemnify, defend and hold harmless NantWorks and its Affiliates and subsidiaries, from and against any and all Damages arising from, relating to or in connection with the use of any Service by NantWorks or any of the Receiving Parties or any other person using such Service or in connection with the sale, delivery, provision or use of any Service provided under or covered by this Agreement to the extent that such Damages arise out of, relate to or is a consequence of the Company’s or any other of the Service Providers’ bad faith, gross negligence or willful misconduct.

ARTICLE VI
Termination

Section 6.01.Termination.  Notwithstanding anything in this Agreement to the contrary, the obligation of any Service Provider to provide or cause to be provided any Service shall cease on the earliest to occur of the date on which (a) the Receiving Party procures such Service from another party, (b) the Receiving Party notifies the other Party in writing that it is able to provide such Service for itself and will discontinue taking such Service, or (c) such Service is terminated by any Party in accordance with the terms of Section 6.02.  Unless agreed otherwise by the Parties, after any termination of a Service in accordance with the preceding sentence, NantWorks, the Company or their respective Affiliates and subsidiaries shall not be obligated to reinstate such Service at a time subsequent to the effective date of such termination.  This Agreement shall terminate, and all provisions of this Agreement shall become null and void and of no further force and effect, except for the provisions set forth in Section 6.04, on the date on which no Service Provider has any obligation to provide any Service under this Agreement.

Section 6.02.Breach of Agreement.  Subject to Article IV, in the event of a material breach by any Service Provider of any of its material obligations under this Agreement, including any failure by the Company or NantWorks, as the case may be, to make payments to the other Party when due, which

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breach is not cured in all material respects within 60 days (or 30 days in the event of failure by the Receiving Party to make payments to the other Party when due) after written notice of such breach is provided by the non-breaching Party, the non-breaching Party may terminate (i) this Agreement immediately if such breach results from the Receiving Party’s failure to make any payments under this Agreement when due and (ii) the Service with respect to which such breach has occurred, in each case by providing written notice of such termination; provided, however, that if such failure or dispute relates to a dispute contested in good faith, the non-breaching party may not terminate this Agreement pending resolution of the dispute.

Section 6.03.Sums Due.  In the event of a termination of this Agreement, the Service Providers shall be entitled to the immediate payment of, and the Company or NantWorks, as the case may be, shall within ten (10) days, pay to the other Party, all accrued amounts for Services and any other amounts due under this Agreement as of the date of termination (other than in the case of termination for breach under Section 6.02(ii) amounts in respect of the Services with respect to which such breach has occurred).

Section 6.04.Effect of Termination.  Sections 3.01(b), 3.02, 3.03, 3.04, 3.05 and 6.03, this Section 6.04 and Article I, Article V and Article VII shall survive any termination of this Agreement.

ARTICLE VII
Miscellaneous

Section 7.01.Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, that no Party to this Agreement will assign its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of the other Party to this Agreement; provided, further, that either Party may assign all or any part of its rights and may assign performance of Services to other Service Providers under this Agreement without obtaining any consent of the other Party, provided that in no case shall such assignment relieve the assignor of any obligations hereunder.  Any purported assignment or transfer in violation of this Section 7.01 shall be null and void and of no effect.

Section 7.02.Third-Party Beneficiaries.  This Agreement is for the sole benefit of the Parties and their permitted successors and assigns, and nothing in this Agreement expressed or implied shall give or be construed to give to any person, other than the Parties and their permitted successors and assigns, any legal or equitable rights hereunder, whether as third-party beneficiaries or otherwise, except for the Service Providers.

Section 7.03.Amendments.  No amendment to this Agreement shall be effective unless such amendment is in writing and signed by each Party.

Section 7.04.Waivers.  No failure or delay on the part of any Party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.  No provision of this Agreement may be waived except pursuant to a writing executed by the waiving Party.

Section 7.05.Notices.  All notices and other communications to be given to any Party shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram or facsimile and shall be

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directed to the address set forth below (or at such other address or facsimile number as such party shall designate by like notice):

(a)	If to NantWorks:
NantWorks, LLC
9920 Jefferson Boulevard
Culver City, California 90232
	Attention:	Chief Executive Officer and
General Counsel

(b)	If to the Company:
NantKwest, Inc.
3530 John Hopkins Court
San Diego, California 92121
	Attention:	President

Section 7.06.Exhibits and Schedules; Interpretation.  The headings contained in this Agreement or in any Schedule to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All Schedules referred to in this Agreement are incorporated in and made a part of this Agreement as if set forth in full in this Agreement.  Any capitalized terms used in any Schedule but not otherwise defined in such Schedule shall have the meaning as defined in this Agreement.  When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article or Section of, or a Schedule to, this Agreement unless otherwise indicated.  For all purposes hereof, the terms “include” and “including” shall be deemed followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  No provision of this Agreement shall be interpreted or construed against any Party hereto solely because such Party or its legal representative drafted such provision.

Section 7.07.Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section 7.08.Entire Agreement.  This Agreement, including the Schedules to this Agreement, and the Agreement constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement.  No representation, inducement, promise, understanding, condition or warranty not set forth in this Agreement has been made or relied upon by any Party hereto.

Section 7.09.Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

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Section 7.10.Governing Law and Dispute Resolution.  This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed wholly within that State without regard to its conflicts of laws provisions.  Any claim or controversy between the Parties arising out of the circumstances and relationships contemplated by this Agreement, including disputes relating to the validity, construction or interpretation of this Agreement (“Disputes”), shall, upon written notice of the Company to NantWorks or NantWorks to the Company, as applicable, be referred for resolution by final, binding arbitration in accordance with the provisions of this Section 7.10.  The arbitration shall be conducted by the Judicial Arbitration and Mediation Services, Inc. (or any successor entity thereto) (“JAMS”) under its rules of arbitration then in effect, except as modified in this Agreement.  The arbitration shall be conducted in the English language, by a single arbitrator.  The arbitrator shall engage an independent expert with experience in the subject matter of the Dispute to advise the arbitrator.  With respect to any Dispute arising under this Agreement, the Parties and the arbitrator shall use all reasonable efforts to complete any such arbitration within six (6) months from the issuance of notice of a referral of any such Dispute to arbitration.  The arbitrator shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery; provided that the arbitrator shall permit such discovery as he or she deems necessary to permit an equitable resolution of the Dispute.  The Parties agree that the decision of the arbitrator shall be the sole, exclusive and binding remedy between them regarding the Dispute presented to the arbitrator.  Any decision of the arbitrator may be entered in a court of competent jurisdiction for judicial recognition of the decision and an order of enforcement.  The arbitration proceedings and the decision of the arbitrator shall not be made public without the mutual consent of the Parties and each Party shall maintain the confidentiality of such proceedings and decision unless each Party otherwise agrees in writing; provided that a Party may make such disclosures as are permitted for confidential information under Section 7.11 below.  Unless otherwise mutually agreed upon by the Parties, the arbitration proceedings shall be conducted in the County of Los Angeles in the State of California.  The Parties agree that they shall share equally the cost of the arbitration filing and hearing fees, the cost of the independent expert retained by the arbitrator, and the cost of the arbitrator and administrative fees of JAMS.  Each Party shall bear its own costs and attorneys’ and witnesses’ fees and associated costs and expenses.  Pending the selection of the arbitrator or pending the arbitrator’s determination of the merits of any Dispute, a Party may seek appropriate interim or provisional relief from any court of competent jurisdiction as necessary to protect the rights or property of that Party.

Section 7.11.Confidentiality.  Each of the Parties agrees that any confidential information of the other Party received in the course of performance under this Agreement shall be kept strictly confidential by the Parties, except that either Party may, (i) for the purpose of providing Services pursuant to this Agreement, disclose such information to any of its respective Affiliates or to third-party Service Providers; provided, that any such third party shall have agreed to be bound by this Section 7.11 and (ii) disclose such information to the extent reasonably necessary in connection with the enforcement of this Agreement or as required by law or legal process, including any tax audit or litigation.  The obligations under this Section 7.11 shall not apply to (i) information that is already in the possession of the Party receiving confidential information, provided that such information is not known by such Party to be subject to another confidentiality agreement with or other obligation of secrecy to the other Party or another party; (ii) information that becomes available to the public other than as a result of a disclosure, directly or indirectly, by the Party receiving confidential information or its Affiliates; or (iii) information that becomes available to the Party receiving confidential information on a non-confidential basis from a source other than the other Party; provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to the other Party.

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IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Shared Services Agreement as of the date first written above.

NANTWORKS, LLC
By:	/s/ Charles Kim
Name:	Charles Kim
Title:	General Counsel

NANTKWEST, INC.
By:	/s/ Barry Simon
Name:	Barry J. Simon
Title:	President & COO

Signature Page to Shared Services Agreement

SCHEDULE A

Schedule of Services and Compensation

NantWorks and/or its Affiliates shall provide (or cause to be provided) the following corporate, general and administrative and other support services to the Company and its Affiliates and subsidiaries:

•	Human Resources and Administration Management;
•	Administration and Management of Patent and Trademark Portfolios;
•	Legal and Compliance;
•	Finance and Risk Management;
•	Information Technology and Cloud Services;
•	Facilities, Procurement and Travel;
•	Investor Relations;
•	Manufacturing Support and Strategy;
•	Research and Development Support and Strategy;
•	Regulatory and Clinical Trial Support and Strategy;
•	Corporate Development and Strategy; and
•	Such other support services as may be reasonably requested by the Company and agreed by NantWorks.

The Company and/or its Affiliates shall provide (or cause to be provided) the following corporate, general and administrative and other support services to NantWorks and its Affiliates and subsidiaries:

•	Manufacturing Support and Strategy;
•	Research and Development Support and Strategy;
•	Regulatory and Clinical Trial Support and Strategy; and
•	Such other support services as may be reasonably requested by NantWorks and agreed by the Company.

Notwithstanding anything herein to the contrary, and for the avoidance of doubt, the Services provided hereunder shall not include non-clinical or clinical research services or any other activities intended to generate results, data or Intellectual Property relating to the Parties’ respective diagnostic or therapeutic product candidates.   It is the intent of the Parties that the Services to be provided pursuant to this Agreement will be primarily in the areas of administrative, operational and logistical support functions.  To the extent such services or activities, if any, are contemplated to be performed by the Parties, then the terms and conditions of such services or activities will be outlined in a separate written agreement between the Parties (it being understood and agreed that neither Party shall be obligated to enter into any such agreement).

In compensation for the Services:

•

The Receiving Party will be charged for such Services at cost (without mark-up or profit for NantWorks or the Company, but including reasonable allocations of employee benefits, facilities and other direct and fairly allocated indirect costs that relate to the employees or consultants providing the Services) based whenever possible on identification of specific costs as identifiable within NantWorks’ and the Company’s, as applicable, books and records (e.g., specific salaries for the individuals providing Services) and where such specific identification is not possible, based upon good faith allocations determined by analysis performed by  finance department head of the Party providing the Services and made in a manner consistent with NantWorks’ and the Company’s provision of such Services for its subsidiaries and portfolio companies as of Effective Date.

•

Such allocations will be based on reasonable estimates of percentages of employees’ or consultants’ time or specific man hours, square footage percentages of shared facilities and infrastructure costs dedicated to Receiving Party’s activities, and specific reimbursement for services performed by third parties for the direct benefit of the Receiving Party.

•	The Receiving Party shall reimburse NantWorks or the Company, as applicable, for all reasonable out-of-pocket costs incurred by it in performing the Services on behalf of the Receiving Party.